Exhibit 99.1

For immediate release	For More Information: James R. Gordon, EVP & Chief Financial Officer 325.627.7155

FIRST FINANCIAL ANNOUNCES BOARD ELECTION AND

INCREASED DIVIDEND AT ANNUAL MEETING

ABILENE, Texas, April 26, 2022 – First Financial Bankshares, Inc. (NASDAQ: FFIN) – In connection with the 2022 Annual Shareholders’ Meeting, the Board of Directors of First Financial Bankshares, Inc. today declared a $0.17 per share cash dividend for the second quarter, which represents a 13.3 percent increase and will be paid to shareholders of record on June 16, 2022, with payment set for July 1, 2022.

Shareholders elected eleven existing members to the Board of Directors. The elected directors are April Anthony, Managing Partner, Anthony Family Investment Partners, LTD, Dallas; Vianei Lopez Braun, Attorney, Decker Jones, P.C., Fort Worth; David Copeland, President, SIPCO, Inc., and Shelton Family Foundation, Abilene; Mike Denny, President of Batjer and Associates, Inc., Abilene; Scott Dueser, Chairman, President and CEO of First Financial Bankshares, Abilene; Murray Edwards, Principal, The Edwards Group, Clyde; Eli Jones, Ph.D., Professor, Texas A&M University Mays School of Business, Bryan/College Station; Tim Lancaster, retired President and CEO of Hendrick Health System, Lubbock; Kade Matthews, ranching and investments, Amarillo; Robert Nickles, Jr., Executive Chairman of Alegacy Group, LLC, Houston; and Johnny E. Trotter, President and CEO, Livestock Investors, Ltd., Hereford.

Tucker S. Bridwell, President of Mansfeldt Investment Corporation and the Dian Graves Owen Foundation, Abilene, who retired from the board of directors after 14 years of service, was recognized for his longtime leadership on the board.

In other business, shareholders approved the advisory vote on compensation for named executive officers and ratified the Audit Committees’ appointment of Ernst & Young, LLP as the Company’s independent auditors.

“Due to our strong capital position and historical increases in earnings, we are pleased to announce the increase in our quarterly cash dividend for our shareholders,” said F. Scott Dueser, Chairman, President and CEO. “We are also grateful to our shareholders for the election of our directors and the passage of these proposals.”

About First Financial Bankshares

Headquartered in Abilene, Texas, First Financial Bankshares, Inc. is a financial holding company that through its subsidiary, First Financial Bank, N.A., operates multiple banking regions with 78 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, Cisco, Cleburne, Clyde, College Station, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Spring, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust & Asset Management Company, N.A., with ten locations and First Technology Services, Inc., a technology operating company.

The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our website at http://www.ffin.com.